EXHIBIT 4.3

                            CERTIFICATE OF AMENDMENT
                                 BY DIRECTORS OF
                                BELMONT BANCORP.

     Wilbur R. Roat, who is the President of the above-named Ohio corporation for profit, does hereby certify that:

     A meeting of the directors was duly called and held on November 15, 1999.

The following resolution was adopted pursuant to Section 1701.70(B)(1) of the Ohio Revised Code:

     RESOLVED, that the Articles of Incorporation of the Corporation be, and they hereby are, amended to fix the designations, rights, preferences, qualifications, limitations and restrictions of the Corporation's Series A Convertible Preferred Stock as provided in the designations of Rights and Preferences attached hereto as Exhibit A.

     RESOLVED, FURTHER, that 20,000 shares of the Corporation's preferred stock be designated as Series A Convertible Preferred Stock.

     IN WITNESS WHEREOF, the above named officer, acting on behalf of the Corporation, has hereunto subscribed his name on December 21, 1999.

                                                     BY: /S/ WILBUR R. ROAT
                                                         ----------------------
                                                     TITLE: PRESIDENT


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                    EXHIBIT A TO CERTIFICATE OF AMENDMENT OF
                                BELMONT BANCORP.

                                BELMONT BANCORP.
                     Designations of Rights and Preferences
                                       of
                            Series A Preferred Stock

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of Belmont Bancorp (the "Corporation") in accordance with the provisions of the Articles of Incorporation, as amended, the Board of Directors hereby creates a series of Preferred Stock, par value $.0001 per share, of the Corporation and hereby states the designation and authorized number of shares of such Preferred Stock, and fixes the relative rights, preferences, and limitations thereof, as follows:

                      Series A Convertible Preferred Stock

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be twenty thousand (20,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     Section 2. Dividends and Distributions. The holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available for the purpose dividends in an amount per share equal to any per share dividend paid on the Common Stock, payable from legally available funds simultaneously with the payment of such Common Stock dividend, when and if any such dividend shall be declared by the Board of Directors.

     Section 3. Voting Rights. The Series A Preferred Stock shall vote as a single class with the Common Stock (and any other shares issued from time to time with like rights to vote as a single class with the Common Stock) on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote per share on each such action to be taken.

     Section 4. Certain Restrictions. The Corporation shall not:

     (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock unless dividends are paid ratably on the Series A Preferred Stock and the Common Stock; or

     (ii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or

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          winding up) to the Series A Preferred Stock, provided that the
          Corporation may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series A Preferred Stock.

     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, but may not be reissued.

     Section 6. Liquidation, Dissolution, or Winding Up. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $.0001 per share (such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the full Liquidation Preference, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the Liquidation Preference, the remaining net assets of the Corporation may be distributed, next, to the holders of any stock ranking on liquidation junior to the Series A Preferred Stock but senior to the Common Stock and, thereafter, ratably to the holders of the Common Stock and the Series A Preferred Stock.

     Section 7. Redemption The shares of Series A Preferred Stock may be redeemed in whole or in part by the Corporation at any time at its option at a redemption price of $100.00 per share, plus the amount of dividends declared but unpaid at the date of redemption. The Corporation shall provide the holders of Series A Preferred Stock at least five business days' advance notice of its election to redeem the Series A Preferred Stock, which notice shall either (i) state the effective date of redemption or (ii) advise that the redemption shall be effected upon the completion of any financing or offering and state the estimated effective date of redemption based upon the date on which the financing or offering is expected to be completed. If less than all the shares of Series A Preferred Stock are redeemed, the redemption shall be effected on a pro rata basis.

     Section 8. Rank. Unless the holders of more than 50% of the issued and outstanding shares of Series A Preferred Stock shall otherwise approve, the Series A Preferred Stock shall rank, with respect to the payment of the distribution of assets upon liquidation to the extent provided in Section 6 hereof, senior to all other series and classes of the Corporation's capital stock, including without limitation all other series of the Corporation's Preferred Stock.



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     Section 9. Conversion.

     (A) Option to Convert. Each share of Series A Preferred Stock may be converted in whole or in part into Common Stock at the option of either the holder or the Corporation at any time on or after the later of (i) the date the Corporation commences a public offering of its Common Stock or (ii) March 1, 2000. Upon conversion, the holder shall receive such number of shares of Common Stock determined by dividing $100.00 per share, plus the amount of dividends declared but unpaid at the date of conversion by (i) the closing price of the Common Stock on the Nasdaq Stock Market as reported in The Wall Street Journal at the close of trading on last business day ended as of the effective time of the conversion (or, if not then trading on the Nasdaq Stock Market, such market price as the Board of Directors shall reasonably determine) unless the Corporation is then conducting (or has completed immediately prior to the effective time of the conversion) a public offering of its Common Stock or (ii) the price at which the Corporation is then offering its Common Stock in a public offering (or has offered in a public offering completed immediately prior to the effective time of the conversion) (the "Effective Price").

     (B) Notice of Election. The election to convert Series A Preferred Stock into Common Stock shall be made by written notice delivered by the holder to the Corporation or by the Corporation to the holder, as the case may be, and shall be effective at such time as the Corporation shall determine, which shall not be later than ten (10) business days after the notice of conversion is received, unless the Corporation is then conducting a public offering of its Common Stock and the number of shares of Common Stock issuable to the holder upon conversion will be determined by reference to the offering price of the Common Stock, in which event, the conversion may be effective at any time during the public offering or within one business day after completion of the public offering, all as determined by the Corporation.

     (C) Conversion Mechanics. At or prior to the effective time of conversion pursuant to this Section 9, the holder shall surrender the certificate or certificates therefor to the Corporation, duly endorsed in blank for transfer, accompanied, in the case of an election to convert made by the holder, a written notice of such election on such form as may be prescribed from time to time by the Corporation. Notwithstanding the foregoing, if the holder shall fail to deliver certificates evidencing the Series A Preferred Stock upon conversion, the Corporation may deem the conversion to have been effected, in which event any certificates which evidenced the Series A Preferred Stock shall be deemed to evidence such number of shares of Common Stock as the holder has become entitled to receive. If any fractional share of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder an amount in cash equal to Effective Price.

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